Exhibit 99.1

Tuesday Morning Corporation Appoints Michael Rouleau CEO

DALLAS, August 20, 2013 — Tuesday Morning Corporation (Nasdaq:TUES), a leading closeout retailer with 828 stores across the United States specializing in selling deeply discounted, upscale decorative home accessories, housewares, seasonal goods and famous-maker gifts, today announced the appointment of Michael Rouleau as Chief Executive Officer, effective immediately. Mr. Rouleau, who was appointed interim Chief Executive Officer in March, 2013, will also continue to serve on the Company’s Board of Directors, which he joined in November 2012.

Steven R. Becker, Tuesday Morning’s Chairman of the Board, commented, “The Board undertook a comprehensive CEO search, a process which served to affirm the supremacy of Michael’s experience, leadership and extraordinary track record.  We have been very pleased with the Company’s progress under his interim leadership, and we are gratified that he has agreed to lead the Company as we work to transform Tuesday Morning.”

“I am delighted to lead Tuesday Morning — a company that I believe, having worked here for a short time now, has tremendous potential as a value retailer,” Mr. Rouleau continued.  “We are off to a good start, developing a company strategy, selling off merchandise that no longer fits our strategy, cleaning up our stores, and fine tuning our merchandise direction.  We will continue to move with urgency on these and related initiatives with the determination necessary to improve the shopping experience for our customers while enhancing value for our shareholders.”

Michael Rouleau’s distinguished career in retail includes most recently serving as President and Chief Executive Officer of Michaels Stores (1996 to 2006), and also as its president from 1997 to 1999 and again from 2001 to 2006. Mr. Rouleau previously served as executive vice president of store operations for Lowe’s Companies, Inc. from 1992 until 1996. Prior to joining Lowe’s, Mr. Rouleau was a co-founder and president and chief executive officer of Office Warehouse, which subsequently merged into Office Max. Mr. Rouleau also served with the Target Stores division of Dayton Hudson Corporation for 20 years, from its inception in 1962, and held senior management positions during his tenure.

As previously announced, Tuesday Morning Corporation’s management will hold a conference call to review fourth quarter and fiscal 2013 financial results today at 4:00 p.m. Central Time. The Company will release fourth quarter and fiscal 2013 financial results prior to the call. A real-time webcast of the call will be available in the Investor Relations section of Tuesday Morning Company’s web site at http://www.tuesdaymorning.com, or you may dial into the conference at 1-877-312-5376 (no access code required).

ABOUT TUESDAY MORNING

Tuesday Morning (NASDAQ: TUES) is a leading closeout retailer of upscale decorative home accessories, housewares, seasonal goods and famous-maker gifts.  The Company is nationally known for providing a fresh selection of brand name, high-quality merchandise — never seconds or irregulars — at prices well below those of department and specialty stores, catalogues and online retailers.  Based in Dallas, Texas, the Company opened its first store in 1974 and currently operates 828 stores in 43 states.  For more information and a list of store locations and information, visit www.TuesdayMorning.com.

CONTACT:	Jennifer Sanders
Perry Street Communications
jsanders@perryst.com
214-965-9955